------
FORM 4                                 U.S. SECURITIES AND EXCHANGE COMMISSION                     |---------------------------|
------                                           Washington D.C.  20549                            |       OMB APPROVAL        |
                                                                                                   |---------------------------|
[  ] Check this box if               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  |OMB Number        3235-0287|
     no longer Subject                                                                             |Expires: September 30, 1998|
     to Section 16.    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,     |Estimated ave. burden      |
                         Section 17(a) of the Public Utility Holding Company Act of 1935 or        |hours per response......0.5|
                                  Section 30(f) of the Investment Company Act 1940                 |---------------------------|
--------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol   |6.Relationship of Reporting Person to  |
|                                        |                                             |  Issuer (Check all Applicable)        |
|    Holden,      Leslie          S.     |  C&D TECHNOLOGIES, INC.    (CHP)            |                                       |
|----------------------------------------|---------------------------------------------| ___ Director       ___ Owner          |
|   (Last)        (First)        (MI)    |3.IRS or Soc. Sec. No.|4.Statement for Month/|                                       |
|                                        |  of Reporting Person |  Year                | _X_ Officer (give  ___ Other          |
|                                        |  (Voluntary)         |                      |       title below)     (Specify below)|
|    121  Orchard Court                  |                      |        9/98          |                                       |
|                                        |                      |                      |     Vice President Battery Technology |
|----------------------------------------|                      |----------------------|---------------------------------------|
|          (Street)                      |                      |5.If Amendment,Date of|7.Individual or Joint/Group Filing     |
|                                        |                      | Original (Month/Year)|  (Check Applicable Line)              |
|                                        |                      |                      |                                       |
|                                        |                      |                      | _X_ Form filed by One Reporting Person|
|                                        |                      |                      |                                       |
|    Blue Bell       PA         19422    |                      |                      |     Form filed by More than One       |
|                                        |                      |                      | ___ Reporting Person                  |
|----------------------------------------|----------------------|----------------------|---------------------------------------|
|  (City)            (State)     (Zip)                                                                                         |
|                                       TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned        |
|------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security         |2.Transac-   |3.Trans.  |4.Security Acquired (A) or    |5.Amount of    |6.       |7.Nature of    |
|  (Instr. 3)                |  tion Date  |  Code    |  Disposed of (D)             |  Securities   |Ownership|  Indirect     |
|                            | (Mon/Day/Yr)|(Instr. 8)|  (Instr. 3, 4 & 5)           |  Beneficially |Form Dir.|  Beneficial   |
|                            |             |     |    |               |    |         |  Owned at End |(D) or   |  Ownership    |
|                            |             |     |    |               |(A) |         |  of Month     |Ind. (I) |  (Instr. 4)   |
|                            |             |Code | V  |     Amount    |(D) |  Price  |  (Instr. 3&4) |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
| Common Stock - split       |  7/24/98    | (1) |    |      4,988    | A  | (1)     |       9,976   |   D     |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|---------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|                            |             |     |    |               |    |         |               |         |               |
--------------------------------------------------------------------------------------------------------------------------------

(1) On July 24, 1998, the Issuer's common stock split two-for-one in the form of a 100% stock dividend, resulting in the reporting person's acquisition of 4,988 additional shares of common stock.

Reminder: Report of a separate line for each class securities owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v)
                                                                    PAGE: 1 of 2

FORM 4 (continued)        TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, covertible security)
--------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of      |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|saction  |  Derivative     |Exercisable|  or Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |Code     |  Securities     |and        |  Securities         |Security  |Derivative|Form| Indirect |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or|Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  |Day/ |         |  Disposed of (D)|Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4&5)|(Mon/Day/  |                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                 | Year)     |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                 |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                 |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|-----------------|Date |Exp. |  Title   |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |  (A)   |  (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|Employee  |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|Stock Opt.|         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|Right to  |         |9/29 |    |    |        |        |     |9/29/|          |          |          |          |    |          |
|Buy       |23.3125  |/1998| A  |    |  6,500 |  A     | (2) |2008 |6,500     |  23.3125 |   6,500  |  D       |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|Employee  |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|Stock Opt.|         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|Right to  |         |     |    |    |        |        |     |10/30|          |          |          |          |    |          |
|Buy       |12.00    |(3)  | M  |    |  (3)   |  (3)   | (3) |/2006|(3)       |  12.00   |  16,000  |  D       |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|Employee  |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|Stock Opt.|         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|Right to  |         |     |    |    |        |        |     |9/30/|          |          |          |          |    |          |
|Buy       |22.9375  |(4)  | M  |    |  (4)   |  (4)   | (4) |2007 |(4)       |  22.9375 |   8,400  |  D       |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|

Explanation of Responses:
(2) Option to buy shares of C&D TECHNOLOGIES, INC. Common Stock exercisable 33 1/3% on 9/29/1999, 33 1/3% on 9/29/2000, and 33 1/3% on 9/29/2001.
(3) This option was previously reported as covering 8,000 shares at an exercise price of $24.00 per share, but was adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend on July 24, 1998.
(4) This option was previously reported as covering 4,200 shares at an exercise price of $45.875 per share, but was adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend on July 24, 1998.

                                     /s/ Leslie Holden                10/8/98
                                     ------------------------------- ----------
                                     **Signature of Reporting Person   Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.